Exhibit 99.1
Zynex Announces First Quarter 2011 Financial Results
Zynex, Inc. (OTCBB: ZYXI), a provider of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its first quarter 2011 financial results.
The Company’s net revenue increased 36% to $6,633,000 for the quarter ended March 31, 2011, as compared to $4,875,000 for the quarter ended March 31, 2010. During the first quarter of 2011, the Company continued to aggressively expand its geographic sales reach by adding 18 new domestic sales representatives. The Company anticipates that it will continue to add sales representatives throughout the remainder of 2011.
The Company reported a gross profit of $5,189,000 and SG&A expenses of $5,328,000 for the first quarter of 2011, as compared to a gross profit of $3,879,000 and SG&A expenses of $3,847,000 for the comparable period in 2010. The Company’s 38% increase in SG&A during the first quarter of 2011 as compared to the first quarter of 2010 was a direct result of the Company’s specific investments made, primarily during the later part of 2010, to expand its sales force and improve its billing and reimbursement departments in preparation for the increasing order intake. During the first quarter of 2011, SG&A also included charges for the retirement of the Vice President of Billing. The Company reported a first quarter 2011 loss from operations of $139,000, loss before income tax of $197,000 and net loss of $110,000, versus a first quarter 2010 income from operations of $32,000, loss before income tax of $64,000 and net loss of $67,000.
Thomas Sandgaard, CEO stated; “We were pleased with the 36% increase in reported net revenue for the first quarter of 2011, compared to the first quarter of 2010, as the first few months of the calendar year is typically the slowest period for us. Since we primarily deal with health insurance companies, the beginning of each year represents a reset for most patient insurance deductibles, which lowers the amount of expected revenue we are able to report. Achieving a 36% increase in net revenue is representative of the strong demand for our products and volume of orders we continue to obtain quarter over quarter. During 2010, we built an infrastructure for our anticipated growth in 2011 and beyond, thus we expected more SG&A expenses for the first quarter of 2011. However, we continue to believe we are poised to execute on our strategy and still expect to hit our originally estimated net revenue number of between $30 million and $32 million and net income per diluted share of between $0.08 and $0.11 for 2011.”
Mr. Sandgaard continued; “We have made further progress on our blood volume monitor device, currently being developed in our Zynex Monitoring Solutions subsidiary and have recently signed an agreement with OmniVincit, LLC to conduct the first clinical evaluation of our blood monitor device. We have also been actively evaluating our options within our Zynex NeuroDiagnostics subsidiary, in which we are studying the identified markets, evaluating our organic product development options and identifying possible acquisition targets. Our long term goal is to diversify our revenue base currently being driven by our Zynex Medical, electrotherapy subsidiary, in which we believe our two new subsidiaries, Zynex Monitoring Solutions and Zynex NeuroDiagnostics, will allow us to accomplish through access to additional large markets.”
Outlook:
The Company confirms its initial guidance of anticipated net revenues of between $30 million and $32 million for 2011 and net income per diluted share of between $0.08 and $0.11 for 2011.
Conference Call and Webcast Information:
Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its first quarter 2011 results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.
Webcast Information- http://www.visualwebcaster.com/event.asp?id=79208
Conference Call Information- 866-223-7781, pass-code ZYNEX

Highlights from the first quarter ended 2011 condensed consolidated financial statements:
(unaudited, amounts in thousands, except per share amounts)

	Quarter Ended
	March 31,
	2011		2010
Net revenue		$6,633		$4,875

Gross profit		5,189		3,879

(Loss) income from operations		(139)		32

Loss before income tax		(197)		(64)

Net loss		(110)		(67)

Adjusted EBITDA (1)		54		366

Net income per share — basic and diluted	$	*	$	*

Weighted-average number of common shares outstanding — basic and diluted		30,631,020		30,497,318

Cash		$646		$1,064

Total stockholders’ equity		$8,168		$7,480

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net loss to Adjusted Earnings Before Interest Taxes Depreciation Amortization (EBITDA)

	Quarter Ended
	March 31,
	2011	2010
Net loss	$(110)	$(67)
Interest expense and loss on extinguishment of debt	58	78
Taxes	(87)	3
Depreciation and amortization	203	212
Deferred rent	(55)	282
Gain on disposal of equipment	—	(28)
Stock-based compensation expense	96	61
Deferred tax benefit	(51)	(175)

Adjusted EBITDA	$54	$366

About Zynex
Zynex, Inc. (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for standard digital electrotherapy, used for pain relief, pain management and stroke and spinal cord injury rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company’s mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain. Zynex NeuroDiagnostics, currently in the development stage, has been established to market EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development or acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring.
For additional information please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement
Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010.
Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	December 31,
	2011	2010
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$646	$602
Accounts receivable, net	7,939	7,309
Inventory	3,835	3,641
Prepaid expenses	128	145
Deferred tax asset	866	794
Other current assets	46	41

Total current assets	13,460	12,532

Property and equipment, net	3,014	2,906
Deposits	164	174
Deferred financing fees, net	104	89

	$16,742	$15,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$2,319	$1,270
Current portion of capital lease obligations	96	93
Accounts payable	1,492	1,313
Income taxes payable	842	1,103
Accrued payroll and payroll taxes	730	572
Deferred rent	240	221
Other accrued liabilities	968	980

Total current liabilities	6,687	5,552

Capital lease obligations, less current portion	300	327
Deferred rent	1,378	1,452
Deferred tax liability	209	188

Total liabilities	8,574	7,519

Stockholders’ Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 30,631,946 (March 2011) and 30,604,167 (December 2010) shares issued and outstanding	31	31
Paid-in capital	4,798	4,702
Retained earnings	3,339	3,449

Total stockholders’ equity	8,168	8,182

	$16,742	$15,701

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)
(UNAUDITED)

	Three Months Ended
	March 31,
	2011		2010
Net revenue:
Rental		$2,448		$2,271
Sales		4,185		2,604

		6,633		4,875

Cost of revenue:
Rental		334		275
Sales		1,110		721

		1,444		996

Gross profit		5,189		3,879

Selling, general and administrative expense		5,328		3,847

(Loss) income from operations		(139)		32

Other income (expense):
Interest income		—		1
Interest expense and loss on extinguishment of debt		(58)		(79)
Other expense		—		(18)

		(58)		(96)

Loss before income tax		(197)		(64)

Income tax benefit (expense)		87		(3)

Net loss		$(110)		$(67)

Basic and diluted net loss per share	$	*	$	*

* Less than ($0.01) per share

Basic and diluted weighted-average number of common shares outstanding		30,631,020		30,497,318

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED — AMOUNTS IN THOUSANDS)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(110)	$(67)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	193	201
Provision for losses on uncollectible accounts receivable	84	36
Amortization of financing fees	10	11
Issuance of common stock for services	18	—
Provision for obsolete inventory	—	16
Deferred rent	(55)	282
Loss on lease termination	—	46
Gain on disposal of equipment	—	(28)
Employee stock-based compensation expense	78	61
Deferred tax benefit	(51)	(175)
Changes in operating assets and liabilities:
Accounts receivable	(714)	(857)
Inventory	(185)	(473)
Prepaid expenses	17	107
Other current assets	5	(21)
Accounts payable	179	6
Accrued liabilities	146	26
Income taxes payable	(261)	178

Net cash used in operating activities	(646)	(651)

Cash flows from investing activities:
Proceeds received in lease termination	—	108
Purchases of inventory used for rental and equipment	(310)	(190)

Net cash used in investing activities	(310)	(82)

Cash flows from financing activities:
Net borrowings from line of credit	1,049	995
Deferred financing fees	(25)	(55)
Payments on capital lease obligations	(24)	(6)

Net cash provided by financing activities	1,000	934

Net increase in cash	44	201
Cash at beginning of period	602	863

Cash at end of period	$646	$1,064

Supplemental cash flow information:
Interest paid	$42	$8
Income taxes paid	$225	$—

Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired through capital lease	$—	$227